TENTH AMENDMENT TO THE EMPLOYMENT AGREEMENT

THE TENTH AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made, effective as of August 29, 2023, by Ross Stores, Inc. (the “Company”) and Michael Balmuth (the “Executive”). The Executive and the Company previously entered into an Employment Agreement, effective June 1, 2012 (attached hereto) and amended effective March 15, 2015, January 1, 2016, May 18, 2016, April 15, 2017, July 3, 2018, November 23, 2018, July 13, 2019, April 1, 2020, September 24, 2020 and May 2, 2022, and it is now the intention of the Executive and the Company to further amend the Employment Agreement as set forth below. Accordingly, the Company and the Executive hereby agree as follows:

1.Paragraph 1 of the Employment Agreement is hereby amended by deleting “November 30, 2023” and inserting “March 31, 2026” in place thereof.
2.Paragraph 2 of the Employment Agreement is hereby amended to read as follows:

“Position and Duties. The Executive shall serve as (i) Chairman of the Board of Directors and as an employee of the Company with the title of Executive Chairman from September 1, 2023 thru January 31, 2026 and (ii) an employee of the Company with the title of Senior Advisor from February 1, 2026 thru March 31, 2026. In the Executive’s role as Executive Chairman, the Executive shall: (a) lead the search for a CEO and make recommendations of CEO candidates to the Board, focus on succession planning, and analyze strategy to develop levels immediately below CEO/COO; (b) interview candidates at EVP level and above; (c) focus on identifying strategic issues for the Company and assist in developing plans to address such issues; (d) focus on the development and monitoring of organizational plans, and assist in adjusting such plans where necessary; and (e) work with high potential senior executives on their development and succession plans. In the Executive’s role as Senior Advisor, the Executive shall support the transition of a new CEO and Chairman of the Board. During the term of Executive’s employment, the Executive may engage in outside activities provided those activities do not conflict with Executive’s duties and responsibilities hereunder, and provided further that Executive gives written notice to the Board of any significant outside business activity in which he plans to become involved, whether or not such activity is pursued for profit.”
3.The first sentence in paragraph 4(a) of the Employment Agreement is hereby deleted and the following sentence is inserted in place thereof:

“During the Executive’s employment, the Company shall pay the Executive a base salary at an annual rate of not less than One Million Four Hundred Thousand Dollars ($1,400,000) from September 1, 2023 thru March 31, 2026.”
4.    The last sentence of paragraph 4(c) of the Employment Agreement is hereby deleted and the following sentence is inserted in place thereof:

“Notwithstanding the foregoing, the Executive’s target incentive annual bonus for the Company’s fiscal years beginning in 2024 and 2025 shall be 175 percent of Executive’s annualized base salary for such fiscal years and the Executive will not be entitled to an annual bonus for the Company’s fiscal years beginning in 2023 and 2026.”
5.    Paragraph 4 of the Employment Agreement is hereby amended by adding a new subparagraph (aa) at the end thereof as follows:
    “(aa) Restricted Stock Awards: 2023 - 2025. On or before September 1, 2023, March 31, 2024 and March 31, 2025, the Board shall grant, or shall have granted, to Executive restricted stock awards (“2023 - 2025 RS Grants” respectively) for that number of shares determined by dividing (i) Three Million Five Hundred Thousand Dollars ($3,500,000) in the case of the 2023 RS Grant and (ii) One Million Five Hundred Thousand Dollars ($1,500,000) in the case of the 2024 and 2025 RS Grants, respectively, by the closing market price of a share of the Company’s stock on the respective dates of each such grant as reported on the NASDAQ. The terms and conditions of the 2023-2025 RS Grants shall be set forth in the respective Notices of Grant of Restricted Stock, Restricted Stock Agreements and the 2017 Equity Incentive Plan or successor plan (“RS Documents”). Notwithstanding the foregoing, the Executive will become (i) 100 percent vested in the 2023 RS Grant on September 3, 2024; (ii) 50 percent vested in the 2024 RS Grant on each of the latest dates in open trading windows prior to March 31, 2025 and March 31, 2026, respectively, and (iii) 100 percent vested in the 2025 RS Grant on the latest date in an open trading window prior to March 31, 2026, in each case subject to Executive’s continued employment with the Company thru such respective dates. Notwithstanding the foregoing and any other provision of this Employment Agreement to the contrary, if Executive’s employment is terminated without Cause or for Good Reason or Executive is unable to perform Executive’s duties under Paragraph 2 as a result of Executive’s death or Disability, the Executive shall become vested in a portion of the shares awarded to Executive under the respective 2023-2025 RS Grants (prorated on a daily basis), based on Executive’s continued employment during the periods beginning on the respective grant dates and ending on the respective vesting dates.”
6.    Paragraph 4 of the Employment Agreement is hereby amended by adding a new subparagraph (bb) at the end thereof as follows:
“(bb) Performance Share Awards: 2024 – 2026. The Executive shall be eligible to receive Performance Share Awards for the fiscal years beginning in 2024, 2025 and 2026 consistent with the existing practice of the Company (“2024-2026 PS Grants”). The terms and conditions of the 2024-2026 PS Grants shall be set forth in the respective Notices of Grant of Performance Shares, Performance Share Agreements and the 2017 Equity Incentive Plan or successor plan (“PS Documents”). Notwithstanding anything in this Agreement or the PS Documents to the contrary, unvested Common Shares attributable to: (i) the 2024 PS Grant shall become Vested Common Shares as follows: 30 percent on the first anniversary of the date of grant and 70 percent on the second anniversary of the date of grant; and (ii) the 2025 PS Grant shall become Vested Common Shares on the first anniversary of the date of grant, in each case provided the Executive remains employed by the Company continuously through the respective vesting dates. Provided the Executive remains continuously employed by the Company through March 31, 2026, unvested Common Shares attributable to the 2026 PS Grant shall become Vested Common Shares on the date the Performance Shares are settled pursuant to the PS Documents. Notwithstanding the foregoing and any other provision of this Employment Agreement to the contrary, if Executive’s employment is terminated without Cause or for Good Reason or Executive is unable to perform Executive’s duties under Paragraph 2 as a result of Executive’s death or Disability, a portion of the Executive’s unvested Common Shares (prorated on a daily basis) shall become Vested Common Shares, based on Executive’s continued employment during the periods beginning on the respective grant dates and ending on the respective vesting dates.”
7.    Paragraph 4 of the Employment Agreement is hereby amended by adding a new subparagraph (cc) at the end thereof as follows:

“(cc) Retention Bonus IV. On or before September 1, 2023, the Board shall approve, or shall have approved, for the Executive, a cash bonus in the amount of Four Million Seven Hundred Thousand Dollars ($4,700,000) (“Retention Bonus IV”), which shall be paid to Executive on February 9, 2026 provided Executive is continuously employed by the Company through February 9, 2026. Notwithstanding the foregoing and any other provision of this Employment Agreement to the contrary, if Executive’s employment is terminated without Cause or for Good Reason or Executive is unable to perform Executive’s duties under Paragraph 2 as a result of Executive’s death or Disability, the Executive will become vested in such bonus, prorated on a daily basis, from September 1, 2023 thru February 9, 2026 based on Executive’s continued employment with the Company during such period. The vested portion of Retention Bonus IV shall be paid to the Executive or the Executive’s estate, as the case may be, on February 9, 2026.”

8.    The first sentence of paragraph 9(c) of the Employment Agreement is hereby amended by deleting “one year after” and inserting the phrase “the period commencing one month prior to and ending twelve months following” in place thereof.
9.    Paragraph 9(c)(i) of the Employment Agreement is hereby amended to read as follows:
    “The Executive shall be entitled to a cash payment equal to 2.99 times the Executive’s then current annual base salary, which shall be paid to the Executive sixty days following such termination of employment. The payment under this paragraph 9(c)(i) shall take the place of any payment under paragraph 9(a)(i) and the Executive shall not receive any payment under paragraph 9(a)(i) if the Executive is entitled to payment under this paragraph 9(c)(i).”
10.    Paragraph 9(c)(ii) of the Employment Agreement is hereby amended to read as follows:
    “The Executive shall be entitled to a cash payment equal to 2.99 times the Executive’s target annual bonus for the Company’s fiscal year in which the termination of employment occurs, which shall be paid to the Executive sixty days following such termination of employment. The payment under this paragraph 9(c)(ii) shall take the place of any payment under paragraph 9(a)(ii) and the Executive shall not receive any payment under paragraph 9(a)(ii) if the Executive is entitled to payment under this paragraph 9(c)(ii).”
11.    Paragraph 9(c) of the Employment Agreement is hereby amended by inserting the following new paragraph 9(c)(v) immediately after paragraph 9(c)(iv).
    “(v) Restricted Stock Awards. All shares of Restricted Stock granted to the Executive shall become vested in full upon the Executive’s termination of employment with the Company.“
12.    Paragraph 9(i) of the Employment Agreement is hereby amended by adding the following sentence at the end thereof: “This paragraph 9(i) shall not apply if the Executive’s Employment is terminated after May 31, 2022.”
13.    Paragraph 9(j) of the Employment Agreement is hereby amended by adding the following sentence at the end thereof: “Except to the extent paragraph 9(j) relates to Retention Bonus III (defined in paragraph 4(z)), paragraph 9(j) shall not apply if the Executive’s Employment is terminated on or after September 1, 2023.”
14.    Exhibit A to the Employment Agreement is hereby deleted and replaced by a new Exhibit A attached hereto.
Except for the amendment as set forth above, the Employment Agreement and all of its terms remain in force and in effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

ROSS STORES, INC. and Subsidiaries		EXECUTIVE

/s/Gunnar Bjorklund		/s/Michael Balmuth
Gunnar Bjorklund		Michael Balmuth
Chairman of the Compensation Committee

Date:	August 29, 2023	Date:	August 29, 2023

Exhibit A

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is entered into by and between ________________ (“Executive”) and Ross Stores, Inc. and its subsidiaries (collectively “Ross” or “the Company”). In consideration for the mutual covenants and undertakings set forth below, Executive and Ross knowingly and voluntarily agree as follows:

1.Separation. Executive’s employment with Ross terminates or terminated effective ______________ (the “Separation Date”).
2.Verification of Employment. Executive agrees to refer prospective employers or others seeking verification of Executive’s employment to the Company's third party provider, The Work Number (1-800-367-5690 or http://www.theworknumber.com). The Work Number will verify Executive’s dates of employment and job title only.
3.Compensation and Benefits. Ross shall pay and provide Executive the compensation and benefits set forth in Sections 8(a)(i) through (vii) of the Executive Employment Agreement, dated _____________ (“Executive Agreement”) in accordance with the terms of those Sections and subject to the provisions in Section 17 of the Executive Agreement regarding mitigation.
4.Release. In consideration for Ross’ promises herein, Executive knowingly and voluntarily releases and forever discharges Ross, and all of its parent corporations, affiliates, subsidiaries, divisions, successors and assignees, as well as the current and former employees, attorneys, officers, directors, and agents thereof of each (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, judgments, promises, agreements, obligations, damages, losses, costs, expenses (including attorneys’ fees), and liabilities of whatever kind and character, known and unknown, which Executive may now have, has ever had, or may in the future have, arising from or in any way connected with any and all matters from the beginning of time to the date hereof, including but not limited to any alleged causes of action for violation of:
•Title VII of the Civil Rights Act of 1964,
•the National Labor Relations Act,
•the Civil Rights Act of 1991
•Sections 1981 through 1988 of Title 42 of the United States Code,
•the Employee Retirement Income Security Act of 1974,
•the Immigration Reform and Control Act,
•the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967,
•Federal Workers Adjustments and Retraining Notification Act,
•the Occupational Safety and Health Act,
•the Sarbanes-Oxley Act of 2002
•the Equal Pay Act of 1963
•the New York State Civil Rights Act,
•the New York Equal Pay Law
•the New York State Human Rights Law
•the New York State Labor Law, the New York City Administrative Code and Charter, the Delaware Discrimination in Employment Act, the Delaware Whistleblowers’ Protection Act, the Delaware Wage Payment and Collection Act, the Delaware Persons With Disabilities Employment Protections Act, and any
•other federal, state or local civil or human rights law, any other local, state or federal law, regulation or ordinance

•any public policy, any contract, tort, or common law, and including any claims for costs, attorneys’ fees, or other expenses,

Notwithstanding anything set forth in this Agreement, this release of claims excludes and does not apply to any claims that cannot be released under applicable law, such as worker’s compensation and unemployment compensation claims.

5.No Filed Claims. Executive represents that, prior to Executive’s execution of this Agreement, Executive did not file any charge, complaint or lawsuit against any of the Releasees with any court or regulatory agency or in any arbitral forum.

6.Participation/Communication Rights and Obligations. Nothing in this Agreement precludes Executive from filing a charge or complaint with, communicating with or providing information or documents to, reporting possible violations of law or regulation to, responding to any inquiry from, providing testimony before, or otherwise participating in an investigation or proceeding by the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, the U.S. Department of Justice, Congress, any agency Inspector General or other governmental agency or regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. Executive hereby agrees, however, to waive Executive’s right to any monetary or other recovery should any claim released by this Agreement be pursued by or with any of the foregoing government entities or agencies on Executive’s behalf, except that Executive is not prohibited from seeking or obtaining a payment or award from a governmental agency for information provided to the governmental agency. Executive is advised that, notwithstanding Executive’s confidentiality and non-disclosure obligations set forth in this Agreement, pursuant to the federal Defend Trade Secrets Act (‘DTSA”), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

7.No Other Compensation or Benefits. Executive affirms that Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, expense reimbursement, and benefits to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, expense reimbursement or benefits are due to Executive, except as provided in this Agreement.

8.Acknowledgements Regarding Employment Matters. Executive affirms that Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested, including any leave under the Family and Medical Leave Act or any other leave authorized by federal or state law. Executive further affirms that Executive has not reported any purported improper, unethical, or illegal conduct or activities to any supervisor, manager, executive, human resources representative, or agent of Ross and has no knowledge of any such improper, unethical, or illegal conduct or activities. Executive additionally affirms that, during the course of employment at Ross, Executive has taken no actions contrary to or inconsistent with Executive’s job responsibilities or the best interests of Ross’ business.

9.Restrictive Covenants. The parties expressly acknowledge that those certain employment obligations set forth in the Executive Agreement, specifically the non-compete provisions in Section 9(b), the non-solicitation of employees provisions in Section 9(c), the non-solicitation of third parties provisions in Section 9(d), and the non-disparagement provisions in Section 9(e) of the Executive Agreement, shall remain in full force and effect for the time period(s) specified in those provisions. In addition, to the extent applicable law considers the reason for termination in determining whether to enforce the employment obligations in Sections 9(b), (c) or (d), Executive’s involuntary termination shall be deemed to have been for cause if Ross, in its discretion, terminated Executive’s employment due to Executive’s poor performance, failure to abide by Ross’s code of conduct or other policy, theft, dishonesty, breach of fiduciary duty, unauthorized use or disclosure of Ross’s property or confidential information, conviction of a crime, unlawful use of illegal drugs, or other misconduct. Notwithstanding anything set forth in this Agreement or in the Executive Agreement, the employment obligations referenced in this paragraph, and any claim or dispute arising therefrom, shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware (where Ross is incorporated) without regard to its conflict or choice of law provisions.

10.Return of Documents, Material, Information and Property. By no later than the Separation Date, Executive agrees to return to Ross all Ross documents (and copies) and other Ross property that Executive has in Executive’s possession, including, but not limited to, Ross files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (laptop computer, cell phone, PDA, flash drives, remote access tokens, etc.), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of Ross (and all reproductions thereof), including but not limited to any confidential personnel or personally identifiable information about Ross employees learned in the course and scope of Executive’s employment (“Company Property”). Executive represents that Executive has made a diligent search to locate any such documents, property and information, and that Executive has permanently deleted and expunged all Ross information in Executive’s possession and from any personal computer, smartphone, tablet, server, cloud or e-mail system. Executive further represents that, other than in the scope of Executive’s employment with Ross and for the benefit of Ross, Executive has not provided any Company Property to any third party and will not do so in the future.

11.Cooperation. Executive further agrees to be available as needed and fully cooperate with Ross in defending any anticipated, threatened, or actual litigation that currently exists or that may arise subsequent to the execution of this Agreement. Such cooperation shall include, but is not limited to, meeting with internal Ross employees to discuss and review issues in which Executive was directly or indirectly involved with during Executive’s employment with Ross, participating in any investigation conducted by Ross either internally or by outside counsel or consultants, signing declarations or witness statements, preparing for and serving as a witness in a deposition or at trial in any civil or administrative proceeding, reviewing documents, and similar activities that Ross deems necessary. Executive further agrees to be available as needed and cooperate in answering questions regarding any previous or current project Executive worked on while employed by Ross so as to insure a smooth transition of responsibilities and to minimize any adverse consequences of Executive’s departure.

12.Confidentiality. Executive agrees that this is a private agreement and that Executive will not disclose or discuss the fact that it exists or discuss or disclose its terms with anyone other than Executive’s spouse, attorney, and accountant, or as required by law. Further, nothing in this Agreement shall limit the Executive’s right to disclose sexual harassment or sexual assault disputes.

13.Non-Disparagement. Except as required by law, Executive agrees not to make, publish or issue, or cause to be made, published or issued, any untrue, disparaging or derogatory statements concerning the Company or any Releasee.

14.Medicare Representation. Executive warrants that Executive is not a Medicare beneficiary as of the date of this Agreement and, therefore, no conditional payments are required to be made to Medicare.

15.Tax Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and shall be operated in good-faith compliance with Section 409A and the guidance issued thereunder notwithstanding any provision of this Agreement to the contrary. To the extent that either party believes that any payment to be made hereunder is likely to result in the imposition of the excise taxes applicable under Section 409A of the Internal Revenue Code and the regulations issued thereunder, the parties agree to negotiate in good faith to restructure the timing and form (but not the amount) of any nonconforming payments to the extent necessary to avoid any such excise taxes

16.Forum Selection. Any action arising out of this Agreement or an alleged breach of this Agreement shall be brought only in the courts of the County of New York in the State of New York. Unless otherwise ordered by the Court, only the provisions of this Agreement in dispute or alleged to have been breached shall be disclosed in any such action.

17.Applicable Law. This Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware (where Ross is incorporated) without regard to its conflict or choice of law provisions.

18.Severability. If any part of this Agreement is found to be invalid or unenforceable, the remaining parts of the Agreement will remain in effect as if no invalid or unenforceable part existed.

19.Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes all prior agreements or, promises and understandings between the parties, except that the terms set forth in Section 5 (Confidential Information and Intellectual Property), Section 9 (Certain Employment Obligations), Section 10 (Company Remedies for Executive’s Breach of Certain Obligations), Section 11 (Exercise of Stock Options Following Termination), Section 13 (Insurance and Indemnity), and Section 17 (Mitigation) of the Executive Agreement shall remain in full force and effect in accordance with its terms. In the event of any inconsistency between the terms of this Agreement and the aforementioned surviving terms of the Employment Agreement, the terms of this Agreement shall prevail. This Agreement may not be modified except in a writing agreed to and signed by both parties, providing however that Ross may modify this form of agreement from time to time solely as needed to comply with federal, state, or local laws in effect at the time this Agreement is to be executed. Executive represents that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement except for those set forth in this Agreement.

20.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto. The Agreement may be signed and transmitted electronically, and such signatures shall be binding and deemed originals for purposes of enforcing this Agreement.

21.Advice of Counsel. Executive is advised to discuss this Agreement with an attorney of Executive’s choice and acknowledges that Executive has been given ample opportunity to do so and has, in fact, done so.

22.Knowing and Voluntary. Executive acknowledges that Executive is entering into this Agreement freely, knowingly and voluntarily, without duress or coercion, and with a full understanding of its terms. Executive further acknowledges that Executive
(a)Has carefully read and understands this Agreement;
(b)Is, through this Agreement, releasing Ross from any and all claims Executive may have against it that have arisen prior to or as of the date of this Agreement, including but not limited to, rights or claims arising under the Age Discrimination in Employment Act of 1967;
(c)Knowingly and voluntarily agrees to all of the terms set forth in this Agreement; and
(d)Knowingly and voluntarily intends to be legally bound by the terms of this Agreement;

The following subparagraphs shall be applicable only if Executive is forty years of age or older at the time Executive signs this Agreement.
(e)Executive has been given a full twenty-one (21) days within which to consider the terms of this Agreement and consult with an attorney of Executive's choice and, to the extent Executive executes this Agreement prior to expiration of the full twenty-one (21) days, Executive knowingly and voluntarily waives that period; and
(f)Executive has a full seven (7) days following the execution of this Agreement to revoke this Agreement (the “Revocation Period") by providing written revocation notice to the Company’s General Counsel or such other person as the Company designates. The revocation must be personally delivered or mailed to the General Counsel or such other person as the Company designates at 1372 Broadway New York, NY 10018 and postmarked within seven (7) calendar days of Executive’s execution of this Agreement. This Agreement shall not become effective or enforceable until the Revocation Period has expired.

The parties hereto have knowingly and voluntarily executed this Agreement as of the date set forth below:

Dated: _______________________    By:______________________________
    [Executive Name]

Dated: _______________________     By:______________________________
    Ross Stores, Inc. and
    Subsidiaries (“Ross”)